Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-265664) of our report dated April 17, 2025 relating to the consolidated financial statements of Taiwan Semiconductor Manufacturing Company Limited and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2024.

/s/ Deloitte & Touche
Taipei, Taiwan
Republic of China

April 17, 2025